CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee

VolitionRX Limited

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (dated September 27, 2018) pertaining to the 2015 Stock Incentive Plan, as amended, of VolitionRX Limited of our report dated March 1, 2018 with respect to the consolidated financial statements of VolitionRX Limited included in its Annual Report (Form 10-K) for the years ended December 31, 2017 and 2016, filed with the Securities and Exchange Commission.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

September 27, 2018